EXHIBIT 99.1

FOR IMMEDIATE RELEASE

eUniverse Announces Appointment of Lawrence R. Moreau to Board of Directors

Los Angeles—June 20, 2003— eUniverse, Inc. (NASDAQ: EUNI) (the “Company”) today announced that the Company has appointed Lawrence R. Moreau to its Board of Directors to fill the vacancy created by the previously disclosed director resignation. Mr. Moreau, who has also been appointed to serve as Chairman of the Audit Committee of the Board of Directors, brings to the Company’s Board extensive business experience in various capacities with both public and private companies, including having served as Chief Financial Officer of a New York Stock Exchange investment banking firm. Mr. Moreau also has substantial finance and accounting expertise, is a Certified Public Accountant with a Masters of Accounting Science degree, and spent eleven years with Touche Ross & Co. (now Deloitte & Touche) planning and managing audits of companies in a wide variety of industries.

About eUniverse

eUniverse, Inc. (www.euniverse.com) is an entertainment network that provides value-added content, goods and services to consumers worldwide. The company’s many popular destination Web sites attract millions of visitors, who purchase entertainment, lifestyle and health-related content and products from eUniverse. The company’s network includes Flowgo (www.flowgo.com), one of the largest entertainment Web sites according to Nielsen/NetRatings; comedy site MadBlast (www.madblast.com); dating site Cupid Junction (www.cupidjunction.com); and one of the largest e-mail newsletter networks, delivering content to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “anticipates” or “forecasts” or the negative thereof. Such statements are subject to certain risks, uncertainties and assumptions about our business. No assurances can be given that the future results covered by such forward-looking statements will be achieved.